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IFR SYSTEMS, INC.
EXHIBIT (11) - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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                                                  THREE MONTHS ENDED              NINE MONTHS ENDED
                                                       MARCH 31,                      MARCH 31,
                                                 1995         1994               1994         1995
                                               --------     --------           --------     --------
                                                      (000'S OMITTED, EXCEPT PER SHARE DATA)
PRIMARY:
Average shares outstanding                        5,282        5,238              5,269        5,232
Net effect of dilutive stock
   options-based on the treasury
   stock method using average
   market price                                     191           43                 94           58
                                               --------     --------           --------     --------
Totals                                            5,473        5,281              5,363        5,290
                                               --------     --------           --------     --------
                                               --------     --------           --------     --------
Net Income                                     $    655     $    200           $  1,718     $    726
                                               --------     --------           --------     --------
                                               --------     --------           --------     --------
Per Share Amount                               $   0.12     $   0.04           $   0.32     $   0.14
                                               --------     --------           --------     --------
                                               --------     --------           --------     --------


FULLY DILUTED:
Average shares outstanding                        5,282        5,238              5,269        5,232
Net effect of dilutive stock
   options-based on the treasury
   stock method using the period-
   end market price, if greater
   than average market price                        258           43                260           58
Assumed conversion of 10%
   convertible notes                                153          153                153          153
                                               --------     --------           --------     --------
Totals                                            5,693        5,434              5,682        5,443
                                               --------     --------           --------     --------
                                               --------     --------           --------     --------

Net Income                                     $    655     $    200           $  1,718     $    726
Add 10% convertible note interest,
   net of federal income tax effect                  18           18                 55           55
                                               --------     --------           --------     --------
Totals                                         $    673     $    218           $  1,773     $    781
                                               --------     --------           --------     --------
                                               --------     --------           --------     --------
Per Share Amount                               $   0.12     $   0.04           $   0.31     $   0.14
                                               --------     --------           --------     --------
                                               --------     --------           --------     --------

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